FB Financial Corporation Reports First Quarter 2024 Financial Results
Reports Q1 Diluted EPS of $0.59, Adjusted Diluted EPS* of $0.85
NASHVILLE, TENNESSEE—April 15, 2024-- FB Financial Corporation (the “Company”) (NYSE: FBK), parent company of FirstBank, reported net income of $28.0 million, or $0.59 per diluted common share, for the first quarter of 2024, compared to $0.63 in the previous quarter and $0.78 in the first quarter of last year. Adjusted net income* was $39.9 million, or $0.85 per diluted common share, compared to $0.77 in the previous quarter and $0.76 in the first quarter of last year.
The Company ended the first quarter with loans held for investment (“HFI”) of $9.29 billion compared to $9.41 billion at the end of the previous quarter and $9.37 billion at the end of the first quarter of last year. Deposits were $10.50 billion as of March 31, 2024, compared to $10.55 billion as of December 31, 2023, and $11.18 billion as of March 31, 2023. Net interest margin (“NIM”) was 3.42% for the first quarter of 2024 compared to 3.46% in the prior quarter and 3.51% in the first quarter of 2023. The Company ended the quarter with book value per common share of $31.55 and tangible book value per common share* of $26.21, representing a 6.48% and an 8.14% annualized increase respectively from the previous quarter.
President and Chief Executive Officer, Christopher T. Holmes stated, “The results for the quarter continue with the same themes from recent quarters: balance sheet strength and earnings momentum. Our capital, liquidity, credit and reserves all are in excellent positions, and our profitability is reflective of the margin and expense actions of the previous year. Further, we had a securities transaction late in the quarter which will contribute additional near-term earnings and provide additional balance sheet optionality.”

				Annualized
(dollars in thousands, except share data)	Mar 2024	Dec 2023	Mar 2023	Mar 24 / Dec 23 % Change	Mar 24 / Mar 23 % Change
Balance Sheet Highlights
Investment securities, at fair value	$1,464,682	$1,471,973	$1,474,064	(1.99)%	(0.64)%
Loans held for sale	82,704	67,847	82,515	88.1%	0.23%
Loans HFI	9,288,909	9,408,783	9,365,996	(5.12)%	(0.82)%
Allowance for credit losses on loans HFI	151,667	150,326	138,809	3.59%	9.26%
Total assets	12,548,320	12,604,403	13,101,147	(1.79)%	(4.22)%
Interest-bearing deposits (non-brokered)	8,191,962	8,179,430	8,693,515	0.62%	(5.77)%
Brokered deposits	130,845	150,475	251	(52.5)%	NM
Noninterest-bearing deposits	2,182,121	2,218,382	2,489,149	(6.57)%	(12.3)%
Total deposits	10,504,928	10,548,287	11,182,915	(1.65)%	(6.06)%
Borrowings	360,821	390,964	312,131	(31.0)%	15.6%
Allowance for credit losses on unfunded commitments	7,700	8,770	18,463	(49.1)%	(58.3)%
Total common shareholders' equity	1,479,526	1,454,794	1,369,696	6.84%	8.02%
Book value per common share	$31.55	$31.05	$29.29	6.48%	7.72%
Tangible book value per common share*	$26.21	$25.69	$23.86	8.14%	9.85%
Total common shareholders' equity to total assets	11.8%	11.5%	10.5%
Tangible common equity to tangible assets*	9.99%	9.74%	8.68%
*Non-GAAP financial measure; A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company's First Quarter 2024 Financial Supplement.
NM- Not meaningful
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FB Financial Corporation
First Quarter 2024 Results

	Three Months Ended
(dollars in thousands, except share data)	Mar 2024	Dec 2023	Mar 2023
Statement of Income Highlights
Net interest income	$99,490	$101,088	$103,660
NIM	3.42%	3.46%	3.51%
Noninterest income	$7,962	$15,339	$23,349
(Loss) gain from securities, net	$(16,213)	$183	$69
(Loss) gain from changes in fair value of commercial loans held for sale acquired in previous business combinations	$—	$(3,009)	$910
Total revenue	$107,452	$116,427	$127,009
Noninterest expense	$72,420	$80,200	$80,440
Early retirement and severance costs	$—	$2,214	$—
Loss (gain) on lease terminations	$—	$1,843	$(72)
FDIC special assessment	$500	$1,788	$—
Efficiency ratio	67.4%	68.9%	63.3%
Core efficiency ratio*	58.1%	61.7%	63.4%
Pre-tax, pre-provision net revenue	$35,032	$36,227	$46,569
Adjusted pre-tax, pre-provision net revenue*	$51,180	$45,390	$45,701
Provisions for credit losses	$782	$305	$491
Net charge-offs (recoveries) ratio	0.02%	(0.04)%	0.02%
Net income applicable to FB Financial Corporation	$27,950	$29,369	$36,381
Diluted earnings per common share	$0.59	$0.63	$0.78
Effective tax rate	18.4%	18.2%	21.0%
Adjusted net income*	$39,890	$36,152	$35,739
Adjusted diluted earnings per common share*	$0.85	$0.77	$0.76
Weighted average number of shares outstanding - fully diluted	46,998,873	46,916,939	46,765,154
Returns on average:
Return on average total assets (“ROAA”)	0.89%	0.94%	1.15%
Adjusted*	1.27%	1.15%	1.13%
Return on average shareholders' equity	7.70%	8.41%	11.0%
Return on average tangible common equity (“ROATCE”)*	9.29%	10.3%	13.6%
Adjusted*	13.5%	12.9%	13.6%
*Non-GAAP financial measure; A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company's First Quarter 2024 Financial Supplement.
Balance Sheet and Net Interest Margin
The Company reported loans HFI of $9.29 billion at the end of the first quarter of 2024, a decline of $119.9 million compared to $9.41 billion at the end of the prior quarter. This was driven by a decline in construction loans of $128.4 million, which contributed to multifamily and non-owner occupied commercial real estate balance increases of $11.3 million and $48.0 million, respectively. Additionally, the Company had a larger commercial and industrial credit payoff during the quarter, which accounted for $48.9 million of the decrease. Net of the decrease in construction loans and the commercial and industrial credit payoff, the loans HFI portfolio increased by $57.4 million, or 2.46% annualized.
Near the end of the first quarter, the Company executed a balance sheet restructure by electing to sell $207.9 million in available-for-sale securities with a weighted average yield of 2.14% and reinvested the proceeds of the sales into available-for-sale securities with a weighted average yield of 5.94%. The securities sales resulted in a loss of $16.2 million included in the first quarter results.
The Company reported total deposits of $10.50 billion at the end of the first quarter of 2024 compared to $10.55 billion at the end of the fourth quarter of 2023. The Company's total cost of deposits increased to 2.76% during the first quarter from 2.65% in the fourth quarter of 2023. Noninterest-bearing deposits were $2.18 billion at the end of the quarter compared to $2.22 billion at the end of the fourth quarter of 2023.
The Company’s net interest income on a tax equivalent basis decreased slightly in the first quarter of 2024 to $100.2 million from $101.9 million in the prior quarter. NIM decreased to 3.42% for the first quarter of 2024 from 3.46% for the previous quarter. NIM was impacted as the Company recognized less from loan fees and loan origination expenses in comparison to previous quarters due to an updated methodology for deferrals of these items. The cost of interest-bearing deposits increased to 3.49% from 3.40% in the previous quarter and the contractual yield on loans HFI increased to 6.55% from 6.43% from the fourth quarter of 2023.
Holmes continued, “Net interest margin was in line with expectations for the quarter and exceeded the prior quarter when adjusting for loan fees. The Company continued to reduce exposure to construction lending during the quarter, resulting in a
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FB Financial Corporation
First Quarter 2024 Results

decrease in loan balances. The team is focused on growing relationship-based customers versus transactional business, and this resolve for growing relationships will create long term value for the Company and our shareholders.”
Noninterest Income
Core noninterest income* was $23.6 million for the first quarter of 2024, compared to $18.7 million and $22.6 million for the fourth and first quarters of 2023, respectively. On a percentage basis, core noninterest income* was up 26.5% from the fourth quarter of 2023 and 4.69% from the first quarter of 2023. Core noninterest income* for the first quarter of 2024 reflected adjustments for a $16.2 million loss from sale of securities and a $0.6 million gain on sale of other real estate owned; detail on adjustments for prior periods is available in the non-GAAP reconciliations.
Despite the interest rate environment, mortgage banking income increased to $12.6 million in the first quarter of 2024 compared to $8.4 million in the prior quarter and $12.1 million in the first quarter of 2023.
Chief Financial Officer, Michael Mettee commented, “After adjusting noninterest income for the loss related to our securities trade, which enhanced the earnings and liquidity profile of the Company, the Company had good growth in fee income led by strong performances from both our mortgage and investment teams.”
Noninterest Expense
Core noninterest expense* during the first quarter of 2024 was $71.9 million compared to $74.4 million for the prior quarter and $80.5 million for the first quarter of 2023. These amounts reflect adjustments to expenses of $0.5 million for the Federal Deposit Insurance Corporation (“FDIC”) special assessment in the first quarter and compare to adjustments of $2.2 million for early retirement and severance costs, $1.8 million of loss on lease terminations and $1.8 million for the FDIC special assessment in the fourth quarter of 2023 and a $0.1 million gain on lease terminations in the first quarter of 2023. During the first quarter of 2024, the Company's core efficiency ratio*1 was 58.1%, compared to 61.7% in the previous quarter and 63.4% in the first quarter of 2023. Core banking noninterest expense* was $59.8 million for the quarter, compared to $62.6 million in the prior quarter.
Mettee noted, “Continued efficiency improvements and proactive expense management remain a focus of the Company in this operating environment. At the same time, we are intent on adding seasoned revenue producers to add scale to the operating platform that we have developed over the prior two years.”
Credit Quality
In the first quarter, the Company recorded a provision expense of $1.9 million related to loans HFI and a provision reversal of $1.1 million related to unfunded loan commitments, resulting in a net provision expense of $0.8 million. Through an intentional effort to derisk the balance sheet, the Company ended the quarter with $590.6 million in unfunded commitments for construction and land development loans, a decline of $135.3 million from the fourth quarter of 2023 and $749.6 million from the first quarter of 2023. The Company had an allowance for credit losses on loans HFI as of the end of the first quarter of 2024 of $151.7 million, representing 1.63% of loans HFI compared to $150.3 million, or 1.60% of loans HFI as of December 31, 2023.
The Company experienced net charge-offs of $0.5 million in the first quarter of 2024, representing annualized net charge-offs of 0.02% of average loans HFI, which compares to annualized net recoveries of 0.04% in the fourth quarter of 2023 and annualized net charge-offs of 0.02% in the first quarter of 2023.
The Company's nonperforming loans HFI as a percentage of total loans HFI increased to 0.73% as of the end of the first quarter of 2024 compared to 0.65% at the previous quarter-end and 0.49% at the end of the first quarter of 2023. Nonperforming assets as a percentage of total assets increased to 0.75% as of the end of the first quarter of 2024 compared to 0.69% at the end of the prior quarter and 0.61% as of the end of the first quarter of 2023.
Holmes commented, “The Company continued to modestly build its allowance for credit losses during the quarter as we remain cautious on the economy and cognizant of certain asset classes. Our loan portfolio continues to perform as expected, demonstrated by 2 basis points of annualized net charge-offs during the quarter and stable nonperforming metrics.”
Capital Strength
Holmes continued, “Our capital position provided us the opportunity to partially restructure our balance sheet and reauthorize our share repurchase program. While we continue to build our capital levels through our earnings power, we are working to deploy capital as opportunities present themselves.”

*Non-GAAP financial measure;1A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company's First Quarter 2024 Financial Supplement.
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FB Financial Corporation
First Quarter 2024 Results

Summary
Holmes finalized, “The first quarter results reflect the efforts of the team over the last two years to improve on a solid foundation that we can leverage to build scale, increase returns and build long term shareholder value. The quarter reflects progress towards those goals and towards our goal of industry leading performance metrics.”
WEBCAST AND CONFERENCE CALL INFORMATION
FB Financial Corporation will host a conference call to discuss the Company's financial results on April 16, 2024, at 8:00 a.m. (Central Time). To listen to the call, participants should dial 1-877-883-0383 (confirmation code 2780822) approximately 10 minutes prior to the call. A telephonic replay will be available approximately two hours after the call through April 23, 2024, by dialing 1-877-344-7529 and entering confirmation code 3452585.
A live online broadcast of the Company’s quarterly conference call will be available online at https://event.choruscall.com/mediaframe/webcast.html?webcastid=thzEZCfJ. An online replay will be available on the Company’s website approximately two hours after the conclusion of the call and will remain available for 12 months.
ABOUT FB FINANCIAL CORPORATION
FB Financial Corporation (NYSE: FBK) is a financial holding company headquartered in Nashville, Tennessee. FB Financial Corporation operates through its wholly owned banking subsidiary, FirstBank with 76 full-service bank branches across Tennessee, Kentucky, Alabama and North Georgia, and mortgage offices across the Southeast. FB Financial Corporation has approximately $12.55 billion in total assets.

MEDIA CONTACT:	FINANCIAL CONTACT:

Jeanie M. Rittenberry	Michael Mettee
615-313-8328	615-564-1212
jrittenberry@firstbankonline.com	mmettee@firstbankonline.com
www.firstbankonline.com	investorrelations@firstbankonline.com
SUPPLEMENTAL FINANCIAL INFORMATION AND EARNINGS PRESENTATION
Investors are encouraged to review this Earnings Release in conjunction with the First Quarter 2024 Financial Supplement and Earnings Presentation posted on the Company’s website, which can be found at https://investors.firstbankonline.com. This Earnings Release, the First Quarter 2024 Financial Supplement and the Earnings Presentation are also included with a Current Report on Form 8-K that the Company furnished to the U.S. Securities and Exchange Commission (“SEC”) on April 15, 2024.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this Earnings Release that are not historical in nature may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company’s future plans, results, strategies, and expectations, including expectations around changing economic markets. These statements can generally be identified by the use of the words and phrases “may,” “will,” “should,” “could,” “would,” “goal,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “aim,” “predict,” “continue,” “seek,” and other variations of such words and phrases and similar expressions. These forward-looking statements are not historical facts, and are based upon management's current expectations, estimates, and projections, many of which, by their nature, are inherently uncertain and beyond the Company’s control. The inclusion of these forward-looking statements should not be regarded as a representation by the Company or any other person that such expectations, estimates, and projections will be achieved. Accordingly, the Company cautions shareholders and investors that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, and uncertainties that are difficult to predict. Actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements including, without limitation, (1) current and future economic conditions, including the effects of inflation, interest rate fluctuations, changes in the economy or global supply chain, supply-demand imbalances affecting local real estate prices, and high unemployment rates in the local or regional economies in which the Company operates and/or the US economy generally, (2) changes in government interest rate policies and its impact on the Company’s business, net interest margin, and mortgage operations, (3) any continuation of the recent turmoil in the banking industry, including the associated impact to the Company and other financial institutions of any regulatory changes or other mitigation efforts taken by government agencies in response, (4) increased competition for deposits, (5) the Company’s ability to effectively manage problem credits, (6) any deterioration in commercial real estate market fundamentals, (7) the Company’s ability to identify potential candidates for, consummate, and achieve synergies from, potential future acquisitions, (8) the Company’s ability to successfully execute its various business strategies, (9) changes in state and federal legislation, regulations or policies applicable to banks and other
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FB Financial Corporation
First Quarter 2024 Results

financial service providers, including legislative developments, (10) the effectiveness of the Company’s cybersecurity controls and procedures to prevent and mitigate attempted intrusions, (11) the Company's dependence on information technology systems of third party service providers and the risk of systems failures, interruptions, or breaches of security, and (12) the impact of natural disasters, pandemics, and/or acts of war or terrorism, (13) events giving rise to international or regional political instability, including the broader impacts of such events on financial markets and/or global macroeconomic environments, and (14) general competitive, economic, political, and market conditions. Further information regarding the Company and factors which could affect the forward-looking statements contained herein can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in any of the Company’s subsequent filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. If one or more events related to these or other risks or uncertainties materialize, or if the underlying assumptions prove to be incorrect, actual results may differ materially from the forward-looking statements. Accordingly, shareholders and investors should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date of this Earnings Release, and the Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company.
The Company qualifies all forward-looking statements by these cautionary statements.
GAAP RECONCILIATION AND USE OF NON-GAAP FINANCIAL MEASURES
This Earnings Release contains certain financial measures that are not measures recognized under U.S. generally accepted accounting principles (“GAAP”) and therefore are considered non-GAAP financial measures. These non-GAAP financial measures may include, without limitation, adjusted net income, adjusted diluted earnings per common share, adjusted pre-tax pre-provision net revenue, consolidated core revenue, consolidated core and segment noninterest expense and consolidated core noninterest income, consolidated core efficiency ratio (tax equivalent basis), and adjusted return on average assets and equity. Each of these non-GAAP metrics excludes certain income and expense items that the Company’s management considers to be non-core/adjusted in nature. The Company refers to these non-GAAP measures as adjusted (or core) measures. Also, the Company presents tangible assets, tangible common equity, tangible book value per common share, tangible common equity to tangible assets, return on average tangible common equity, and adjusted return on average tangible common equity. Each of these non-GAAP metrics excludes the impact of goodwill and other intangibles.
The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance, financial condition and the efficiency of its operations as management believes such measures facilitate period-to-period comparisons and provide meaningful indications of its operating performance as they eliminate both gains and charges that management views as non-recurring or not indicative of operating performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrate the effects of significant non-core gains and charges in the current and prior periods. The Company’s management also believes that investors find these non-GAAP financial measures useful as they assist investors in understanding the Company’s underlying operating performance and in the analysis of ongoing operating trends. In addition, because intangible assets such as goodwill and the other items excluded each vary extensively from company to company, the Company believes that the presentation of this information allows investors to more easily compare the Company’s results to the results of other companies. However, the non-GAAP financial measures discussed herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which the Company calculates the non-GAAP financial measures discussed herein may differ from that of other companies reporting measures with similar names. Investors should understand how such other banking organizations calculate their financial measures with names similar to the non-GAAP financial measures the Company has discussed herein when comparing such non-GAAP financial measures.
A reconciliation of these measures to the most directly comparable GAAP financial measures is included in the Company's First Quarter 2024 Financial Supplement, which is available at https://investors.firstbankonline.com.
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FB Financial Corporation
First Quarter 2024 Results

Financial Summary and Key Metrics
(Unaudited)
(dollars in thousands, except share data)

	As of or for the Three Months Ended
	Mar 2024	Dec 2023	Mar 2023
Selected Statement of Income Data
Total interest income	$176,128	$174,835	$159,480
Total interest expense	76,638	73,747	55,820
Net interest income	99,490	101,088	103,660
Total noninterest income	7,962	15,339	23,349
Total noninterest expense	72,420	80,200	80,440
Earnings before income taxes and provisions for credit losses	35,032	36,227	46,569
Provisions for credit losses	782	305	491
Income tax expense	6,300	6,545	9,697
Net income applicable to noncontrolling interest	—	8	—
Net income applicable to FB Financial Corporation	$27,950	$29,369	$36,381
Net interest income (tax-equivalent basis)	$100,199	$101,924	$104,493
Adjusted net income*	$39,890	$36,152	$35,739
Adjusted pre-tax, pre-provision net revenue*	$51,180	$45,390	$45,701
Per Common Share
Diluted net income	$0.59	$0.63	$0.78
Adjusted diluted net income*	0.85	0.77	0.76
Book value	31.55	31.05	29.29
Tangible book value*	26.21	25.69	23.86
Weighted average number of shares outstanding - fully diluted	46,998,873	46,916,939	46,765,154
Period-end number of shares	46,897,378	46,848,934	46,762,626
Selected Balance Sheet Data
Cash and cash equivalents	$870,730	$810,932	$1,319,951
Loans HFI	9,288,909	9,408,783	9,365,996
Allowance for credit losses on loans HFI	(151,667)	(150,326)	(138,809)
Mortgage loans held for sale	82,704	67,847	73,005
Commercial loans held for sale, at fair value	—	—	9,510
Investment securities, at fair value	1,464,682	1,471,973	1,474,064
Total assets	12,548,320	12,604,403	13,101,147
Interest-bearing deposits (non-brokered)	8,191,962	8,179,430	8,693,515
Brokered deposits	130,845	150,475	251
Noninterest-bearing deposits	2,182,121	2,218,382	2,489,149
Total deposits	10,504,928	10,548,287	11,182,915
Borrowings	360,821	390,964	312,131
Allowance for credit losses on unfunded commitments	(7,700)	(8,770)	(18,463)
Total common shareholders' equity	1,479,526	1,454,794	1,369,696
Selected Ratios
Return on average:
Assets	0.89%	0.94%	1.15%
Shareholders' equity	7.70%	8.41%	11.0%
Tangible common equity*	9.29%	10.3%	13.6%
Net interest margin (tax-equivalent basis)	3.42%	3.46%	3.51%
Efficiency ratio	67.4%	68.9%	63.3%
Core efficiency ratio (tax-equivalent basis)*	58.1%	61.7%	63.4%
Loans HFI to deposit ratio	88.4%	89.2%	83.8%
Noninterest-bearing deposits to total deposits	20.8%	21.0%	22.3%
Yield on interest-earning assets	6.03%	5.96%	5.38%
Cost of interest-bearing liabilities	3.56%	3.47%	2.61%
Cost of total deposits	2.76%	2.65%	1.94%
Credit Quality Ratios
Allowance for credit losses on loans HFI as a percentage of loans HFI	1.63%	1.60%	1.48%
Net charge-offs (recoveries) as a percentage of average loans HFI	0.02%	(0.04)%	0.02%
Nonperforming loans HFI as a percentage of loans HFI	0.73%	0.65%	0.49%
Nonperforming assets as a percentage of total assets	0.75%	0.69%	0.61%
Preliminary Capital Ratios (consolidated)
Total common shareholders' equity to assets	11.8%	11.5%	10.5%
Tangible common equity to tangible assets*	9.99%	9.74%	8.68%
Tier 1 risk-based capital	12.8%	12.5%	11.6%
Common equity Tier 1	12.6%	12.2%	11.3%
*Non-GAAP financial measure; A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company's First Quarter 2024 Financial Supplement.
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